EXHIBIT 10.4

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT made effective as of the 1st day of December, 2011.

B E T W E E N :

STELLAR PHARMACEUTICALS INC., a corporation organized under the laws of the Province of Ontario,

(hereinafter referred to as the "Corporation")

- and -

JANICE M. CLARKE, of the City of Mt. Brydges, in the Province of Ontario,

(hereinafter referred to as the "Executive")

RECITALS:

WHEREAS:

A.	The Executive has been an executive of the Corporation since August 2000 and most recently has held the position of Vice President Administration & Chief Financial Officer of the Corporation.

B.
This agreement is an amendment and restatement of the employment agreement dated January 26, 2011 between the Corporation and the Executive to give effect to the Executive’s change in title and role with the Corporation.

C.	The Corporation wishes to retain the services of the Executive in the capacity of Vice President of Finance and Administration.

D.	Concurrently with the execution of this agreement the Executive shall resign as the Chief Financial Officer and Vice President of Administration.

E.
Both the Corporation and the Executive wish to formally agree as to the terms and conditions of the continuing employment of the Executive, including the terms and conditions that will govern the termination of the employment of the Executive, including termination in connection with a Control Change (as hereafter defined).

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the parties hereby agree as follows:

ARTICLE 1
DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1   Definitions

Where used in this agreement, unless there is something in the context or the subject matter inconsistent therewith, the following terms shall have the following meanings, respectively:

"Annual Salary" means the sum of:

(a)
the aggregate of the annual salary of the Executive, payable to the Executive by the Corporation as at the end of the month immediately preceding the month in which the employment of the Executive is terminated (the "Prior Month") and if an annual salary has not been established, it shall be calculated by multiplying the monthly salary of the Executive in effect for the Prior Month by twelve; and

(b)	an amount equal to the greater of:

(i)
the aggregate amount of all remuneration, salaries, bonuses and benefits (including the present cash value of any non-cash remuneration, bonuses or benefits) not included in clause (a) above that the Board in its absolute discretion estimates would be payable to the Executive during the fiscal year of the Corporation in which the Date of Termination occurs, assuming:

(A)	the employment of the Executive is not terminated during such year; and

(B)	the Executive benefits from and participates in such remuneration, salaries, bonuses and benefits on a basis consistent with practices in effect for senior executives of the Corporation;

(C)
one-half of the aggregate amount of all remuneration, salaries, bonuses (including the present cash value of any non-cash remuneration, bonuses or benefits) not included in clause (a) above paid or payable to the Executive by the Corporation during the 24 calendar months immediately preceding the termination of the employment of the Executive; and

(D)
the aggregate amount of all remuneration, salaries, bonuses (including the present cash value of any non-cash remuneration, bonuses or benefits) not included in clause (a) above paid or payable to the Executive in respect of the last completed fiscal year of the Corporation;

"Board" means the board of directors of the Corporation as constituted from time to time;

"Confidential Information" means all confidential records, material and information and copies thereof concerning the business or affairs of the Corporation or any subsidiary thereof including information relating to the shareholders, research and development, present and future, information about or relating to potential business ventures and licences, financial information of all kinds relating to the Corporation's activities, but does not include any of the foregoing which is or becomes a matter of public knowledge, other than through a breach by the Executive of Article 5;

"Constructive Dismissal" means a diminishing of the status or responsibility of the Executive in the Corporation or the Executive being effectively prevented from carrying out her duties and responsibilities in a manner appropriate with that of an executive of the Corporation;

"Control Change" means the occurrence of both:

(a)
the acquisition or continued ownership of shares of the Corporation and/or securities ("Convertible Securities") convertible into, exchangeable for or representing the right to acquire shares of the Corporation as a result of which a person, group of persons or persons acting jointly or in concert or persons associated or affiliated (within the meanings of the Business Corporations Act (Ontario)) with any such person, group of persons or any of such persons acting jointly or in concert (collectively, the "Acquirors") beneficially own shares of the Corporation and/or Convertible Securities such that, assuming only the conversion, exchange or exercise of Convertible Securities beneficially owned by the Acquirors, the Acquirors would beneficially own shares of the Corporation that would entitle the holders thereof to cast more than 50% of the votes cast attaching to all shares of the Corporation that may be cast to elect members of the Board; and

(b)
exercise of voting power over all or any such shares of the Corporation so as to cause or result in the election of such number of directors of the Corporation as would constitute a majority of the Board and who were not Incumbent Directors;

"Date of Termination" means the date of termination of the Executive's employment, whether by death of the Executive, by the Executive or by the Corporation;

"Disability" means the Executive's failure to substantially perform her duties on a full-time basis for a period of 6 months out of any 18 month period, where such inability is a result of physical or mental illness;

"Good Reason" shall include, without limitation, the occurrence of any of the following without the Executive's written consent (except in connection with the termination of the employment of the Executive for Just Cause or Disability):

(a)	a change (other than those that are clearly consistent with a promotion) in the Executive's position or duties, responsibilities;

(b)
a reduction by the Corporation of the Executive's salary, benefits or any other form of remuneration or change in the basis upon which the Executive's salary, benefits or any other form of remuneration payable by the Corporation is determined or any failure by the Corporation to increase the Executive's salary, benefits or other forms of remuneration payable by the Corporation in a manner consistent (both as to frequency and percentage increase) with practices in effect at the time in question with respect to the executives of the Corporation;

(c)
any failure by the Corporation to continue in effect any benefit, bonus, incentive, remuneration or compensation plan, stock option plan, pension plan or retirement plan in which the Executive is participating or entitled to participate, or the Corporation taking any action or failing to take any action that would adversely effect the Executive's participation in or reduce her rights or benefits under or pursuant to any such plan, where the Corporation failing to increase or improve such rights or benefits on a basis consistent with practices in effect at the time in question with respect to the senior executives of the Corporation;

(d)
any failure by the Corporation to provide the Executive with the number of paid vacation days to which she was entitled at the time in question or the Corporation failing to increase such paid vacation on a basis consistent with practices in effect at the time in question with respect to the senior executives of the Corporation;

(e)
the Corporation taking any action to deprive the Executive of any material fringe benefit not hereinbefore mentioned and enjoyed by her immediately prior to the time in question, or the Corporation failing to increase or improve such material fringe benefits on a basis consistent with practices in effect at the time in question with respect to the senior executives of the Corporation;

(f)	any breach by the Corporation of any material provision of this agreement;

(g)	the good faith determination by the Executive that Constructive Dismissal of the Executive has occurred; or

(h)
the failure by the Corporation to obtain, in a form satisfactory to the Executive, an effective assumption of its obligations hereunder by any successors to the Corporation, including a successor to a material portion of its business;

"including" means including without limitation;

"Just Cause" means:

(a)
the continued failure by the Executive to substantially perform her duties according to the terms of her employment (other than those: (i) that follow a change (other than those clearly consistent with a promotion) in her position or duties; or (ii) resulting from the Executive's Disability) after the Corporation has given the Executive reasonable written notice of such failure and a reasonable opportunity to correct it;

(b)	the engaging by the Executive in any act that is materially injurious to the Corporation, monetarily or otherwise; or

(c)	the engaging by the Executive in any criminal act of dishonesty resulting or intended to result directly or indirectly in personal gain of the Executive at the Corporation's expense; and

"subsidiary" shall have the meaning ascribed thereto in the Securities Act (Ontario).

1.2          Sections and Headings

The division of this agreement into articles, sections and subsections, the insertion of headings and the provision of a table of contents are for convenience of reference only and shall not affect the interpretation of this agreement.  Unless otherwise indicated, any reference in this agreement to a section or subsection refers to the specified section or subsection of this agreement.

1.3          Number, Gender and Persons

In this agreement, words importing the singular number only shall include the plural and vice versa, words importing gender shall include all genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities.

1.4          Entire Agreement

This agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral.  There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, relating to the subject matter hereof except as herein provided.

1.5          Pre-Contractual Representations

The Executive hereby waives any right to assert a claim based on any pre-contractual representations, negligence or otherwise, made by the Corporation.

1.6          Amendments and Waivers

No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by both of the parties to this Agreement.  No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, will be limited to the specific breach waived.

1.7          Currency

Unless otherwise expressly provided, all monetary amounts are stated in Canadian funds.

1.8          Governing Law

This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

1.9          Attornment

For the purpose of all legal proceedings this Agreement will be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario will have jurisdiction to entertain any action arising under this Agreement.  The Corporation and the Executive each hereby attorns to the jurisdiction of the courts of the Province of Ontario provided that nothing in this Agreement contained will prevent the Corporation from proceeding at its election against the Executive in the courts of any other province or country.

1.10        Severability

If any provision of this agreement, including the breadth or scope of such provision, shall be held by any court of competent jurisdiction to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions, or part thereof, of this agreement and such remaining provisions, or part thereof, shall remain enforceable and binding.

ARTICLE 2
EMPLOYMENT AND DUTIES OF EXECUTIVE

2.1          Employment

In accordance with the terms and conditions of this agreement, the Corporation hereby agrees to employ the Executive and the Executive hereby accepts such employment with the Corporation as Vice President of Finance and Administration of the Corporation.

2.2          Place of Employment

The Executive will perform work and services for the Corporation in London, Ontario.  The Executive acknowledges that the performance of her duties and functions may necessitate frequent travel to other locations.

2.3          Duties

The Executive shall serve the Corporation in such capacity or capacities and shall perform such duties and exercise such powers pertaining to the management of administrative and financial processes of the Corporation as may be determined from time to time by the Chief Financial Officer consistent with the office of the Executive.

The Executive shall:

(a)	devote her full time and attention to the business and affairs of the Corporation and the subsidiaries of the Corporation;

(b)	perform those duties that may reasonably be assigned to the Executive diligently and faithfully to the best of the Executive's abilities and in the best interests of the Corporation; and

(c)	use her best efforts to promote the interests of the Corporation and its shareholders.

2.4          Reporting Procedures

The Executive shall report to the Chief Financial Officer of the Corporation.  The Executive shall report fully on the managing of the administrative and financial processes of the Corporation and advise, to the best of her ability and in accordance with reasonable business standards.

ARTICLE 3
REMUNERATION

3.1          Remuneration

(a)
The annual base salary payable to the Executive for her services hereunder for shall be $160,000, exclusive of bonuses, benefits and other compensation.  The Executive's base salary shall be reviewed by the President and Chief Executive Officer with guidance from the compensation committee of the Corporation’s board of directors annually with a view to determining appropriate annual increases, if any.  The annual base salary payable to the Executive pursuant to the provisions of this subsection shall be payable in monthly instalments in arrears on the last day of each month or in such other manner as may be mutually agreed upon or as may hereafter become the effective practice of the Corporation in effect for senior executives of the Corporation, less, in any case, any deductions or withholdings required by applicable law.

(b)	On December 1, 2011 the Executive shall be entitled to receive a one-time cash bonus of $25,000 less applicable statutory deductions.

(c)
On December 1, 2011, or as soon thereafter as possible after accounting for any blackout periods which may affect the Corporation, the Corporation shall grant to the Executive 25,000 stock options.  The stock options shall expire on the fifth anniversary of their date of issuance and shall have an exercise price equal to the closing price of the Corporation’s common shares on the day preceding the date of grant.  The options shall vest over a period of two years in equal instalments at the end of every fiscal quarter and shall have an exercise price equal to the closing price of the Corporation's common shares on the day preceding the date of grant of the options.

(d)	Upon meeting the objectives set by the Chief Financial Officer the Executive will be entitled to an annual bonus of up to 30% of her annual base salary.

(e)
The Corporation shall provide the Executive with employee benefits comparable to those provided by the Corporation from time to time to other members of management of the Corporation and shall permit the Executive to participate in any stock option plan, share purchase plan, retirement plan, executive bonus plan or similar plan offered by the Corporation from time to time to its management executives in the manner and to the extent authorized by the Board.

3.2          Vacation

As defined in the Corporation's Employee Policy Manual, the Executive shall be entitled to a minimum of five (5) weeks paid vacation in each calendar year.  Paid vacation time increases based on accumulated service time.  Such vacation entitlement will be pro rated for any part of a calendar year.  The Executive will take her vacation at a time or times reasonable for each of the Corporation and the Executive in the circumstances.

3.3          Expenses

The Executive shall be reimbursed for all reasonable travel and other out-of-pocket expenses actually and properly incurred by the Executive from time to time in connection with carrying out her duties hereunder.  For all such expenses, the Executive shall furnish to the Corporation originals of all vouchers, receipts, statements, invoices or other reasonable details of expenses in respect of which the Executive seeks reimbursement.

3.4          Legal Expenses

The Corporation will reimburse the Executive on demand for all reasonable out-of-pocket expenses incurred by her for independent legal advice and services in connection with the review and execution of this Agreement and the employment arrangements contemplated by this Agreement.

ARTICLE 4
TERMINATION OF EMPLOYMENT

4.1          Termination for Disability/Death

This agreement may be immediately terminated by the Corporation by notice to the Executive if the Executive suffers a Disability and shall terminate without notice upon the death of the Executive.

4.2          Termination by Corporation for Just Cause; Termination by Executive other than for Good Reason

If the Executive's employment is terminated by the Corporation for Just Cause or is terminated by the Executive other than for Good Reason, the Executive shall not be entitled to any compensation, termination allowance or severance payment other than compensation earned by the Executive before the Date of Termination calculated pro rata up to and including the Date of Termination and reimbursement for expenses incurred up to the Date of Termination and the Corporation shall have no further obligations to the Executive under this agreement.

4.3          Severance Payments

If the Executive's employment is terminated: (i) by the Corporation for any other reason other than for Just Cause, Disability or death; (ii) by the Executive for Good Reason; or (iii) by the Executive with or without reason during the six month period immediately following a Control Change, the Executive shall be entitled to the following:

(a)
the Corporation shall pay to or to the order of the Executive by certified cheque within 10 days after the Date of Termination an amount equal to Eighteen (18) months of the Annual Salary at the time of Termination, subject to any applicable deductions;

(b)
if the Executive holds any options, rights, warrants or other entitlements for the purchase or acquisition of shares in the capital of the Corporation (collectively, "Rights"), all such rights shall vest immediately and continue to be available for exercise for a period of 30 days following Date of Termination, after which any such Rights shall be void and of no further force and effect;

(c)	the Corporation shall pay to the Executive all outstanding and accrued regular and vacation pay and expenses to the Date of Termination;

(d)	the foregoing payments are payable and to be paid to the Executive without any obligation on the part of the Executive to mitigate her damages flowing from the termination of her employment;

(e)
the corporation at the request of and in the sole and absolute discretion of the Executive shall roll such amount or part thereof of her annual salary as paid under Paragraph 4.3 (a) directly into a Registered Retirement Savings Plan as a retirement allowance.

4.4          Termination Claims

Upon any termination of the Executive's employment by the Corporation in compliance with this Agreement, subject always to the Executive being free to object that her employment was not terminated for cause, or upon any termination of the Executive's employment by the Executive, the Executive will have no action, cause of action, claim or demand against the Corporation, any related or associated corporations or any other person as a consequence of such termination, and the Executive will be required to sign an appropriate release releasing the Corporation, its subsidiaries and their respective directors, officers, shareholders, employees and agents from any and all such actions, causes of action, claims and demands.

4.5          Resignation as Officer

Upon any termination of the Executive's employment under this Agreement, the Executive will execute forms of resignation indicating her resignation as an officer of the Corporation, if applicable.

ARTICLE 5
CONFIDENTIALITY

5.1          Confidentiality

The Executive hereby acknowledges and agrees that:

(a)
in the course of performing her duties and responsibilities prior to the date hereof and from and after the date hereof as an officer of the Corporation and its subsidiaries, she has had and will continue in the future to have access to and has been and will be entrusted with Confidential Information, the disclosure of any of which to competitors of the Corporation or to the general public, or the use of same by the Executive or any competitor of the Corporation, would be highly detrimental to the interests of the Corporation;

(b)
in the course of performing her duties and responsibilities for the Corporation and its subsidiaries, the Executive has been and will continue in the future to be a representative of the Corporation to its shareholders, potential investors in the Corporation and service providers and as such has had and will continue in the future to have significant responsibility for maintaining and enhancing the goodwill of the Corporation and its subsidiaries with such persons;

(c)
the Executive, as an officer of the Corporation and its subsidiaries, owes fiduciary duties to the Corporation and its subsidiaries, including the duty to act in the best interests of the Corporation and its shareholders; and

(d)
the right to maintain the confidentiality of the Confidential Information, and the right to preserve the goodwill of the Corporation constitute proprietary rights of the Corporation, which the Corporation is entitled to protect.

In acknowledgement of the matters described above and in consideration of the payments to be received by the Executive pursuant to this agreement, the Executive hereby agrees that, in the event that the employment of the Executive with the Corporation is terminated for any reason whatsoever (including termination by the Executive for Good Reason or termination by the Corporation other than for Just Cause), she will not, at any time, directly or indirectly disclose to any person or in any way make use of (other than for the benefit of the Corporation and its subsidiaries), in any manner, any of the Confidential Information.

5.2          Disclosure

During the term of employment of the Executive with the Corporation, the Executive shall promptly disclose to the Board full information concerning any interest, direct or indirect, of the Executive (as owner, shareholder, partner, lender or other investor, directors, officer, employee, consultant or otherwise) or any member of her family in any business that is reasonably known to the Executive to purchase or otherwise obtain services, property or products from, or to sell or otherwise provide services, property or products to the Corporation or any of its subsidiaries or to any of their suppliers.

5.3          Return of Materials

On termination of the Executive's employment for any reason whatsoever (including termination by the Executive for Good Reason or termination by the Corporation other than for Just Cause), the Executive agrees to deliver promptly to the Corporation all files, forms, books, materials, written correspondence, memoranda, documents, software products and lists of any nature whatsoever pertaining to the business of the Corporation and its subsidiaries in the possession of the Executive or directly or indirectly under the control of the Executive and not to make for her personal or business use or that of any other person, reproductions or copies of any such property or other property of the Corporation or its subsidiaries.

5.4          Enforceability

The Executive hereby confirms and agrees that the covenants and restrictions pertaining to the Executive contained in this agreement, including those contained in this Article 5, are reasonable and valid and hereby further acknowledges and agrees that the Corporation would suffer irreparable injury in the event of any breach by the Executive of her obligations under any such covenant or restriction.  Accordingly, the Executive hereby acknowledges and agrees that damages would be an inadequate remedy at law in connection with any such breach and that the Corporation shall therefore be entitled to temporary and permanent injunctive relief enjoining and restraining the Executive from any such breach.

ARTICLE 6
NON-COMPETITION AND NON-SOLICITATION

6.1          Non-Competition

(a)
The Executive will not, without the prior written consent of the Corporation, at any time for a period of eighteen (18) months following the termination of the Executive’s employment under this Agreement for whatever reason and with or without cause, either individually or in partnership or jointly or in conjunction with any person as principal, agent, employee, shareholder (other than a holding of shares listed on a Canadian or United States stock exchange that does not exceed 10% of the outstanding shares so listed) or in any other manner whatsoever carry on or be engaged in or be concerned with or interested in or advise, lend money to, guarantee the debts or obligations of or permit her name or any part of her name to be used or employed by any person engaged in or concerned with or interested in within Canada; in any business of which would compete with the Corporation.

(b)	The Executive confirms that all restrictions in Section 6.1(a) are reasonable and valid and that the Executive waives all defences to the strict enforcement of such restrictions by the Corporation.

6.2          Non-Solicitation

(a)
The Executive will not, without the prior consent of the Corporation, during the term of her employment or at any time for a period of eighteen (18) months following the termination of the Executive’s employment under the Agreement for whatever reason and with or without cause, either individually, or in partnership, or jointly, or in conjunction with any person as principal, agent, employee or shareholder (other than a holding of shares listed on a Canadian or United States stock exchange that does not exceed 10% of the outstanding shares so listed) or in any other manner whatsoever on her own behalf or on behalf of anyone competing or endeavouring to compete with the Corporation, directly or indirectly solicit, or gain the custom of, interfere with or endeavour to entice away from the Corporation any person that:

(i)	is a client/customer of the corporation at the Date of Termination for whatever reason of this Agreement and with whom the Executive dealt during the Executive’s employment;

(ii)	was a client/customer of the Corporation at any time during the last two years of the Executive’s employment at the Corporation and with whom the Executive dealt during the Executive’s employment; or

(iii)
has been pursued as a prospective client/customer by or on behalf of the Corporation at any time within one year prior to the Date of Termination of this Agreement for whatever reason and in respect of whom the Corporation has not determined to cease all such pursuit;

(iv)	nor will the Executive interfere with or entice away any person who is an employee of the Corporation at the Date of Termination for whatever reason.

(b)
The Executive confirms that all restrictions in Section 6.2(a) are reasonable and valid and that the Executive waives all defences to the strict enforcement of such restrictions in Section 6.2(a) by the Corporation.

(c)
Sections 6.2(a)(i), (ii) and (iii) are each separate and distinct covenants, severable one from the other and if any such covenant or covenants are determined to be invalid or unenforceable, such invalidity or unenforceability will attach only to the covenant or covenants as determined and all other such covenants will continue in full force and effect.

6.3          Breach

Any breach of the provisions of Sections 6.1(a) or 6.2(a) by the Executive will result in material and irreparable harm to the Corporation although it may be difficult for the Corporation to establish the monetary value flowing from such harm.  The Executive therefore agrees that the Corporation, in addition to being entitled to the monetary damages which flow from the breach, will be entitled to injunctive relief in a court of appropriate jurisdiction in the event of any breach or threatened breach by the Executive of any of the provisions of Sections 6.1(a) or 6.2(a). In addition, the Corporation will be relieved of any further obligations to make any payments to the Executive or provide her with any benefits as outlined in Section 4.3, except those in Sections 4.3(c), in the event of a breach by the Executive of any of the provisions of Sections 6.1(a) or 6.2(a).

ARTICLE 7
ARBITRATION

7.1          Submission to Arbitration

The Executive and the Corporation agree that any dispute or controversy in connection with this Agreement, including its interpretation, will be conclusively settled by submission to arbitration (the "Arbitration") in accordance with the rules of arbitration of the Arbitration Act (Ontario) as amended from time to time.  The Arbitration will be conducted in the City of London before a single arbitrator mutually agreeable to the parties (the "Arbitrator").  The initial costs of the Arbitrator will be born equally by the parties.  The Arbitrator shall have the power to award costs in his or her discretion in making his or her award or decision.  Nothing in this clause prohibits the Corporation from seeking injunctive relief against the Executive as referenced in this Agreement.

ARTICLE 8
GENERAL

8.1          No Assignment

The Executive may not assign, pledge or encumber the Executive's interest in this agreement nor assign any of the rights or duties of the Executive under this agreement without the prior written consent of the Corporation.

8.2          Successors

This agreement shall be binding on and enure to the benefit of the successors and assigns of the Corporation and the heirs, executors, personal legal representatives and permitted assigns of the Executive.

8.3          Deductions

The Corporation will deduct all statutory deductions from any amounts to be paid to the Executive under this Agreement.

8.4          Notices

Any notice or other communication required or permitted to be given hereunder shall be in writing and either delivered by hand or mailed by prepaid registered mail.  At any time other than during a general discontinuance of postal service due to strike, lock-out or otherwise, a notice so mailed shall be deemed to have been received three business days (being any days other than Saturdays, Sundays and statutory holidays in the City of Toronto, Ontario) after the postmarked date thereof or, if delivered by hand, shall be deemed to have been received at the time it is delivered.  If there is a general discontinuance of postal service due to strike, lock-out or otherwise, a notice sent by prepaid registered mail shall be deemed to have been received three business days after the resumption of postal service.  Notices shall be addressed as follows:

(a)	If to the Corporation: 544 Egerton St. London, ON NSW 3Z8 Attention: Mr. Arnold Tenney

(b)	If to the Executive: Janice M. Clarke 8664 Parkhouse Dr. Mt. Brydges, ON N0L 1W0

8.5          Legal Advice

The Executive hereby represents and warrants to the Corporation and acknowledges and agrees that she had the opportunity to seek and was not prevented nor discouraged by the Corporation from seeking independent legal advice prior to the execution and delivery of this agreement and that, in the event that she did not avail herself of that opportunity prior to signing this agreement, she did so voluntarily without any undue pressure and agrees that her failure to obtain independent legal advice shall not be used by her as a defence to the enforcement of her obligations under this agreement.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first above written.

STELLAR PHARMACEUTICALS INC.

	Per:	/s/ Rob Harris
Authorized Signing Officer

/s/ Janice M. Clarke
Signature of Witness:		Janice M. Clarke

Name of Witness:

Address of Witness:

STELLAR PHARMACEUTICALS INC.

- and -

JANICE M. CLARKE

EXECUTIVE EMPLOYMENT AGREEMENT

TABLE OF CONTENTS

Article 1 DEFINITIONS AND PRINCIPLES OF INTERPRETATION		2

1.1	Definitions	2
1.2	Sections and Headings	5
1.3	Number, Gender and Persons	5
1.4	Entire Agreement	5
1.5	Pre-Contractual Representations	5
1.6	Amendments and Waivers	5
1.7	Currency	6
1.8	Governing Law	6
1.9	Attornment	6
1.1	Severability

Article 2 EMPLOYMENT AND DUTIES OF EXECUTIVE		6

2.1	Employment	6
2.2	Place of Employment	6
2.3	Duties	7
2.4	Reporting Procedures	7

Article 3 REMUNERATION		7

3.1	Remuneration	7
3.2	Vacation	8
3.3	Expenses	8
3.4	Legal Expenses	8

Article 4 TERMINATION OF EMPLOYMENT		8

4.1	Termination for Disability/Death	8
4.2	Termination by Corporation for Just Cause; Termination by Executive other than for Good Reason	8
4.3	Severance Payments	9
4.4	Termination Claims	9
4.5	Resignation as Officer	9

Article 5 CONFIDENTIALITY		10

5.1	Confidentiality	10
5.2	Disclosure	10
5.3	Return of Materials	11
5.4	Enforceability	11

Article 6 NON-COMPETITION AND NON-SOLICITATION		11

6.1	Non-Competition	11
6.2	Non-Solicitation	12
6.3	Breach	12

Article 7 ARBITRATION		13

7.1	Submission to Arbitration	13

Article 8 GENERAL		13

8.1	No Assignment	13
8.2	Successors	13
8.3	Deductions	13
8.4	Notices	13
8.5	Legal Advice	14